Exhibit 99.1

Old Point Releases First Quarter 2023 Results

Hampton, VA, April 27, 2023 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $3.1 million and earnings per diluted common share of $0.62 for the first quarter of 2023 compared to net income of $2.0 million and earnings per diluted common share of $0.39 for the first quarter of 2022.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point’s first quarter results reflect our consistent and traditional banking franchise and the strength of our balance sheet. During a period characterized by heightened market volatility, we maintained strong asset quality, increased our capital position, and grew loans and deposits. We continued to generate strong earnings in the first quarter of 2023, although NIM began to tighten due to the current interest rate environment and our funding needs.  Deposit costs, while rising, continue to show the benefits of our strong deposit base which is very seasoned and diversified. During our 100th anniversary year, Old Point remains focused on serving the needs of our community and customers, maintaining asset quality, capital levels, and liquidity sources, while carefully identifying opportunities that align with our forward-looking strategies.”

Highlights of the first quarter are as follows:

•
Net loans held for investment grew $53.2 million, or 5.2%, from December 31, 2022. Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP), grew $54.2 million, or 5.3%, from December 31, 2022 and $233.1 million, or 27.5%, from March 31, 2022.

•	Total deposits increased $43.6 million, or 3.8%, from December 31, 2022.

•	Return on average equity (ROE) increased to 12.5% for the first quarter of 2023, compared to 11.0% for the fourth quarter of 2022, and 7.0% for the prior year quarter.

•
Net income improved $440 thousand, or 16.7%, to $3.1 million for the first quarter of 2023 from $2.6 million for the fourth quarter of 2022, and $1.1 million, or 51.8%, from $2.0 million in the 2022 comparative quarter.

•
Net interest margin (NIM) was 4.02% in the first quarter of 2023, compared to 4.14% in the fourth quarter of 2022 and 3.14% in the first quarter of 2022.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 4.04% in the first quarter of 2022, 4.17% in the linked quarter and 3.16% in the first quarter of 2022.

•	Net interest income for the first quarter of 2023, decreased $96 thousand, or 0.7%, compared to the prior quarter and increased $3.2 million, or 33.0%, compared to the first quarter of 2022.

•	Provision for credit losses of $376 thousand was recognized for the first quarter of 2023, compared to $633 thousand for the fourth quarter of 2022 and $101 thousand for the first quarter of 2022.

•
Noninterest expense decreased $119 thousand, or 1.0%, to $12.2 million for the first quarter of 2023, compared to $12.3 million for the fourth quarter of 2022 but increased $1.5 million, or 13.6%, from the first quarter of 2022.

•	On January 1, 2023, the Company adopted the Current Expected Credit Loss (CECL) methodology for estimating credit losses, which resulted in a decrease to opening retained earnings of $991 thousand.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.4 billion as of March 31, 2023 increased by $60.8 million from December 31, 2022. Net loans held for investment increased $53.2 million, or 5.2% from December 31, 2022 to $1.1 billion at March 31, 2023, driven by diversified loan growth in the following segments: construction, land development, and other land loans of $8.7 million, residential real estate of $17.1 million, and indirect automobile of $25.0 million. Securities available-for-sale, at fair value, decreased $1.6 million from December 31, 2022 to $224.0 million at March 31, 2023.

Total deposits of $1.2 billion as of March 31, 2023 increased $43.6 million, or 3.8%, from December 31, 2022. Noninterest-bearing deposits decreased $13.4 million, or 3.2%, savings deposits increased $45.0 million, or 7.7%, and time deposits increased $12.1 million, or 7.9%, driven by depositors seeking increased yields. Overnight repurchase agreements, federal funds purchased, and short-term Federal Home Loan Bank advances increased $14.6 million to $77.0 million at March 31, 2023 from $62.5 million at December 31, 2022, as the Company used additional borrowings to help fund loan growth during the first quarter.

The Company’s total stockholders’ equity at March 31, 2023 increased $3.9 million, or 3.9%, from December 31, 2022 to $102.6 million. The increase was primarily related to improvement in unrealized losses in the market value of securities available-for-sale, which are recorded as a component of accumulated other comprehensive loss, and earnings, partially offset by the adoption of CECL. The unrealized loss in market value of securities available-for-sale was a result of rising market interest rates rather than credit quality issues.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.12% at March 31, 2023 as compared to 10.82% at December 31, 2022. The Bank’s leverage ratio was 9.74% at March 31, 2023 as compared to 9.43% at December 31, 2022.

Non-performing assets (NPAs) totaled $1.7 million as of March 31, 2023 compared to $4.8 million as of March 31, 2022 and $2.1 million at December 31, 2022. NPAs as a percentage of total assets was 0.12% at March 31, 2023, compared to 0.36% at March 31, 2022 and 0.15% at December 31, 2022. Non-accrual loans were $1.0 million at March 31, 2023, a decrease from $4.2 million at March 31, 2022 and $1.2 million at December 31, 2022. The decrease in non-accrual loans from the prior year comparative quarter was related to resolution of one large commercial relationship. Loans past due 90 days or more and still accruing interest decreased $118 thousand to $722 thousand at March 31, 2023 from $840 thousand at December 31, 2022 but increased $98 thousand from $624 thousand at March 31, 2022.

The Company recognized a provision for credit losses of $376 thousand during the first quarter of 2023 compared to $633 thousand during the fourth quarter of 2022 and $101 thousand during the first quarter of 2022. The provision for credit losses for the first quarter of 2023 reflected a provision of $563 thousand for loans and a recovery provision for unfunded commitments of $187 thousand. The allowance for credit losses (ACL) was $11.8 million and included an allowance for credit losses on loans of $11.6 million and a reserve for unfunded commitments of $214 thousand. The increase in the allowance for credit losses on loans during the first quarter of 2023 was due primarily to growth in the portfolio and the adoption of CECL, which resulted in an implementation adjustment on January 1, 2023 of $641 thousand. The allowance for credit losses on loans as a percentage of loans held for investment was 1.07% at March 31, 2023 compared to 1.11% at March 31, 2022 and 1.02% at December 31, 2022. Quarterly annualized net charge-offs as a percentage of average loans outstanding was 0.07% for the first quarter of 2023, compared to 0.02% for the fourth quarter of 2022 and 0.21% for the first quarter of 2022. As of March 31, 2023, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management believes the level of the allowance for credit losses is sufficient to absorb expected losses in the  loan portfolio; however, if elevated levels of risk are identified, provision for credit losses may increase in future periods.

Net Interest Income
Net interest income for the first quarter of 2023 was $12.8 million, a decrease of $96 thousand, or 0.7%, from the prior quarter and increase $3.2 million, or 33.0%, from the first quarter of 2022. The decrease from the linked quarter is due primarily to higher average interest-bearing liabilities at higher average rates partially offset by higher average earning asset balances at higher average yields. The increase from the prior-year comparative quarter was due primarily to: (i) deployment of lower yielding cash to fund growth in higher yielding loans and investments; (ii) higher average yields on earning asset balances due to the effect of rising market interest rates; partially offset by (iii) higher average interest-bearing liabilities at higher average rates.

The Net Interest Margin (NIM) for the first quarter of 2023 was 4.02%, a decrease from 4.14% for the linked quarter and an increase from 3.14% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 4.04%, compared to 4.17% for the fourth quarter of 2022 and 3.16% for the first quarter of 2022.  Average earning asset balances increased $45.2 million period-over-period with yields on average earning assets increasing 135 basis points due to deployment of liquidity into higher earning assets and the effects of the rising interest rate environment.  Average interest-bearing liabilities increased $61.2 million with costs increasing 68 basis points.  The higher interest cost on liabilities was due to higher interest rates on money market and time deposits as well as additional borrowing costs associated with federal funds purchased and short term FHLB advances during the period to help fund loan growth.

Average loans increased $192.0 million, or 22.2%, for the first quarter compared to the same period of 2022.  Average yields on loans and investment securities were 69 basis points and 154 basis points higher in the first quarter of 2023 due primarily to the effects of rising interest rates. During 2022 and continuing into 2023, market interest rates increased, and while the Company expects asset yields to continue to rise, the cost of funds is expected to rise at a faster pace. The extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.4 million for the first quarter of 2023 compared to $3.1 million for the fourth quarter of 2022 and $3.5 million for the first quarter of 2022. Increases during the first quarter of 2023 in fiduciary and asset management fees, mortgage banking income, and other service charges, commissions and fees were partially offset by decreases in service charges on deposit accounts and other operating income compared to the linked quarter. Although fiduciary and asset management fees, service charges on deposit accounts, other service charges, commissions and fees, and bank-owned life insurance increased compared to the prior year quarter, these increases were offset by lower mortgage banking income and other operating expense. The decrease in mortgage banking income for the first quarter of 2023 and the fourth quarter of 2022 compared to the first quarter of 2022 was due to declines in volume of mortgage originations attributable to changes in mortgage market conditions. Gains on sales of fixed assets of $1.7 million and losses on sales of available-for-sale securities of $1.9 million in a reinvestment strategy were recognized during the fourth quarter of 2022 which impacted the quarterly comparatives and were not repeated.

Noninterest Expense
Noninterest expense totaled $12.2 million for the first quarter of 2023 compared to $12.3 million for the fourth quarter of 2022 and $10.7 million for the first quarter of 2022. The decrease from the linked quarter of $119 thousand was related increases in salary and benefits and employee professional development costs offset by decreases in all other noninterest expense areas. The increase over the prior year quarter was primarily driven by increased salary and benefit expense, data processing, ATM and other losses, and other operating expenses.  The increase in salary and benefits was primarily driven by the addition of revenue producing officers, a return to normalized position vacancy levels, incentive compensation expense, and lower deferred loan costs. The Company completed negotiations with a major vendor relationship during the fourth quarter of 2022 which began reducing certain existing cost structures during the first quarter of 2023 and will provide an opportunity for operational leverage for future growth at fixed cost levels. Several other major vendor contracts and relationships continue to be assessed and negotiated as a key component of efforts to reduce noninterest expense levels while improving operational efficiency.

Capital Management and Dividends
For the first quarter of 2023, the Company declared dividends of $0.14 per share, representing a 7.7% increase from the prior quarter dividend of $0.13 per share. The dividend represents a payout ratio of 22.7% of earnings per share for the first quarter of 2023. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total equity increased $3.9 million at March 31, 2023, compared to December 31, 2022, due primarily to lower unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive loss, and net income, partially offset by the adoption of CECL. The Company’s securities available-for-sale are fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At March 31, 2023, the book value per share of the Company’s common stock was $20.52, and tangible book value per share (non-GAAP) was $20.14. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter ended March 31, 2023, the Company has provided supplemental financial measures on a tax-equivalent, tangible or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information available to, management, as of the time such statements are made. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those anticipated by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including vendor review initiatives and new vendor relationships, and the future financial impact of those initiatives; future financial performance; future financial and economic conditions, industry conditions, and loan demand; impacts of economic uncertainties; performance of the investment and loan portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; levels of or changes in interest rates; and statements that include other projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, an increase in unemployment levels, the COVID-19 pandemic, the ongoing conflict between Russia and Ukraine, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; conditions in the banking industry and the financial condition and capital adequacy of other participants in the banking industry, and market reactions thereto; the quality or the composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and governmental and societal responses to the foregoing, on, among other things, the Company’s operations, liquidity, and credit quality; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. government's guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; the Company’s ability to compete in the market for financial services and increased competition from fintech companies; demand for financial services in Old Point's service area; technological risks and developments; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; changes in accounting principles, standards, policies guidelines, and interpretations, and the related impact on the Company’s financial statements; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2022, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except share data)	2023	2022
	(unaudited)
Assets

Cash and due from banks	$16,253	$15,670
Interest-bearing due from banks	12,594	3,580
Federal funds sold	222	-
Cash and cash equivalents	29,069	19,250
Securities available-for-sale, at fair value	223,913	225,518
Restricted securities, at cost	4,479	3,434
Loans held for sale	325	421
Loans, net	1,069,714	1,016,559
Premises and equipment, net	30,604	31,008
Premises and equipment, held for sale	987	987
Bank-owned life insurance	34,304	34,049
Goodwill	1,650	1,650
Core deposit intangible, net	220	231
Other assets	20,886	22,228
Total assets	$1,416,151	$1,355,335

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$405,160	$418,582
Savings deposits	629,483	584,527
Time deposits	164,972	152,910
Total deposits	1,199,615	1,156,019
Overnight repurchase agreements	4,517	4,987
Federal funds purchased	-	11,378
Federal Home Loan Bank advances	72,500	46,100
Long term borrowings	29,570	29,538
Accrued expenses and other liabilities	7,351	8,579
Total liabilities	1,313,553	1,256,601

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,000,311 and 4,999,083 shares outstanding (includes 46,989 of nonvested restricted stock, respectively)	24,767	24,761
Additional paid-in capital	16,727	16,593
Retained earnings	79,539	78,147
Accumulated other comprehensive loss, net	(18,435)	(20,767)
Total stockholders' equity	102,598	98,734
Total liabilities and stockholders' equity	$1,416,151	$1,355,335

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended
(dollars in thousands, except per share data)	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022

Interest and Dividend Income:
Loans, including fees	$13,041	$12,234	$9,184
Due from banks	64	65	73
Federal funds sold	6	3	1
Securities:
Taxable	1,764	1,527	989
Tax-exempt	212	262	209
Dividends and interest on all other securities	66	29	14
Total interest and dividend income	15,153	14,120	10,470

Interest Expense:
Checking and savings deposits	854	275	176
Time deposits	537	410	361
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	37	66	1
Federal Home Loan Bank advances	617	165	-
Long term borrowings	295	295	295
Total interest expense	2,340	1,211	833
Net interest income	12,813	12,909	9,637
Provision for credit losses	376	633	101
Net interest income after provision for credit losses	12,437	12,276	9,536

Noninterest Income:
Fiduciary and asset management fees	1,116	1,011	1,072
Service charges on deposit accounts	753	791	722
Other service charges, commissions and fees	1,109	1,044	1,053
Bank-owned life insurance income	254	256	231
Mortgage banking income	95	78	220
(Loss) on sale of available-for-sale securities, net	-	(1,870)	-
Gain on sale of fixed assets	-	1,690	-
Other operating income	94	125	217
Total noninterest income	3,421	3,125	3,515

Noninterest Expense:
Salaries and employee benefits	7,363	7,201	6,422
Occupancy and equipment	1,195	1,232	1,161
Data processing	1,179	1,183	1,090
Customer development	113	175	93
Professional services	673	758	630
Employee professional development	234	222	264
Other taxes	213	212	213
ATM and other losses	255	309	14
Other operating expenses	943	995	826
Total noninterest expense	12,168	12,287	10,713
Income before income taxes	3,690	3,114	2,338
Income tax expense	607	471	307
Net income	$3,083	$2,643	$2,031

Basic Earnings per Common Share:
Weighted average shares outstanding	4,999,887	4,998,173	5,186,354
Net income per share of common stock	$0.62	$0.53	$0.39

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,000,020	4,998,173	5,186,431
Net income per share of common stock	$0.62	$0.53	$0.39

Cash Dividends Declared per Share:	$0.14	$0.13	$0.13

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates
	For the quarters ended March 31,
(unaudited)	2023			2022
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$1,055,878	$13,042	5.01%	$863,897	$9,196	4.32%
Investment securities:
Taxable	186,292	1,764	3.84%	201,940	989	1.99%
Tax-exempt*	38,206	268	2.85%	37,007	265	2.90%
Total investment securities	224,498	2,032	3.67%	238,947	1,254	2.13%
Interest-bearing due from banks	6,596	64	3.94%	137,601	73	0.22%
Federal funds sold	577	6	4.23%	4,441	1	0.09%
Other investments	3,632	66	7.32%	1,142	14	4.90%
Total earning assets	1,291,181	$15,210	4.78%	1,246,028	$10,538	3.43%
Allowance for credit losses	(11,339)			(9,989)
Other non-earning assets	104,511			93,796
Total assets	$1,384,353			$1,329,835

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$70,254	$3	0.02%	$75,129	$3	0.02%
Money market deposit accounts	428,941	842	0.80%	389,368	163	0.17%
Savings accounts	115,880	9	0.03%	126,258	10	0.03%
Time deposits	148,563	537	1.47%	167,859	361	0.87%
Total time and savings deposits	763,638	1,391	0.74%	758,614	537	0.29%
Federal funds purchased, repurchase agreements and other borrowings	7,959	37	1.91%	4,589	1	0.10%
Federal Home Loan Bank advances	52,626	617	4.69%	-	-	0.00%
Long term borrowings	29,551	295	4.00%	29,419	295	4.01%
Total interest-bearing liabilities	853,774	2,340	1.11%	792,622	833	0.43%
Demand deposits	421,779			414,080
Other liabilities	8,347			5,368
Stockholders' equity	100,453			117,765
Total liabilities and stockholders' equity	$1,384,353			$1,329,835
Net interest margin*		$12,870	4.04%		$9,705	3.16%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $57 thousand and $68 thousand for March 31, 2023 and 2022, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022

Earnings per common share, diluted	$0.62	$0.53	$0.39
Return on average assets (ROA)	0.90%	0.79%	0.62%
Return on average equity (ROE)	12.45%	10.96%	6.99%
Net Interest Margin (FTE) (non-GAAP)	4.04%	4.17%	3.16%
Efficiency ratio	74.95%	76.63%	81.46%
Efficiency ratio (FTE) (non-GAAP)	74.69%	76.30%	81.04%
Book value per share	20.52	19.75	21.12
Tangible Book Value per share (non-GAAP)	20.14	19.37	20.75
Non-performing assets (NPAs) / total assets	0.12%	0.15%	0.36%
Annualized Net Charge-Offs / average total loans	0.07%	0.02%	0.21%
Allowance for credit losses / total loans	1.07%	1.02%	1.11%

Non-Performing Assets (NPAs)
Nonaccrual loans	$980	$1,243	$4,187
Loans > 90 days past due, but still accruing interest	722	840	624
Other real estate owned	-	-	-
Total non-performing assets	$1,702	$2,083	$4,811

Other Selected Numbers
Loans, net	$1,069,714	$1,016,559	$845,714
Deposits	1,199,615	1,156,019	1,178,889
Stockholders' equity	102,598	98,734	108,099
Total assets	1,416,151	1,355,335	1,325,385
Loans charged off during the quarter, net of recoveries	179	40	446
Quarterly average loans	1,055,878	999,687	863,897
Quarterly average assets	1,384,353	1,332,076	1,329,835
Quarterly average earning assets	1,291,181	1,236,004	1,246,028
Quarterly average deposits	1,185,417	1,172,279	1,172,694
Quarterly average equity	100,453	95,683	117,765

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$12,813	$12,909	$9,637
FTE adjustment	57	70	68
Net interest income (FTE) (non-GAAP)	$12,870	$12,979	$9,705
Noninterest income (GAAP)	3,421	3,125	3,515
Total revenue (FTE) (non-GAAP)	$16,291	$16,104	$13,220
Noninterest expense (GAAP)	12,168	12,287	10,713

Average earning assets	$1,291,181	$1,236,004	$1,246,028
Net interest margin	4.02%	4.14%	3.14%
Net interest margin (FTE) (non-GAAP)	4.04%	4.17%	3.16%

Efficiency ratio	74.95%	76.63%	81.46%
Efficiency ratio (FTE) (non-GAAP)	74.69%	76.30%	81.04%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$102,598	$98,734	$108,099
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	220	231	264
Tangible Stockholders Equity (non-GAAP)	$100,728	$96,853	$106,185

Shares issued and outstanding	5,000,331	4,999,083	5,118,193

Book value per share	$20.52	$19.75	$21.12
Tangible book value per share (non-GAAP)	$20.14	$19.37	$20.75

	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022
ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$1,081,265	$1,027,085	$855,234
Less PPP loans outstanding	471	530	7,509
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$1,080,794	$1,026,555	$847,725

Allowance for credit losses on loans	$11,551	$10,526	$9,520

Allowance for credit losses on loans as a Percentage of Loans Held for Investment	1.07%	1.02%	1.11%
Allowance for credit losses on loans as a Percentage of Loans Held for Investment, net of PPP originations	1.07%	1.03%	1.12%